EXHIBIT 21
SUBSIDIARIES OF MGI PHARMA, INC.

Name of subsidiary	State or other jurisdiction of incorporation
MGI OM, Inc.	Delaware
MGI PHARMA Biologics, Inc.	Delaware
Canvas Informatics, Inc.	Delaware
Zycos Services Corporation, Inc.	Delaware
MGI GP, Inc.	Delaware
GPI IP, LLC	Delaware
ProQuest Pharmaceuticals, Inc.	Delaware
GPI (Canada) Inc.	Delaware
MGI PHARMA Canada, Co.	Nova Scotia, Canada
GPI Investments, LLC	Delaware
Artery, LLC	Delaware
MGI Products, Inc.	Maryland
MGI MSL, LLC	Maryland
MGI PHARMA Limited	United Kingdom